8 June 2022	Our Ref: JSH/cb/F309-178207
Fresh Del Monte Produce Inc. c/o Del Monte Fresh Produce Company 241 Sevilla Avenue Coral Gables Florida 33134 USA
Dear Addressees
FRESH DEL MONTE PRODUCE INC. (THE "COMPANY")
We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission pursuant to the United States of America Securities Act of 1933, as amended, in connection with the offer of 2,800,000 Ordinary Shares of the Company with a nominal or par value of US $0.01 per share (the “Shares”) pursuant to the Fresh Del Monte Produce Inc. 2022 Omnibus Share Incentive Plan (the “Plan”).
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.
Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that, under the laws of the Cayman Islands, the Shares to be issued have been duly authorized by all necessary corporate action of the Company and, upon the issue of the Shares (by the entry of the name of the registered owner thereof in the register of members of the Company maintained in accordance with the Companies Act (as amended) of the Cayman Islands (the "Companies Act") that such Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Plan and in a manner contemplated by the Registration Statement, the Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

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This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.
This opinion shall be construed in accordance with the laws of the Cayman Islands.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration statement and any amendments thereto.
Yours faithfully

/s/ Walkers (Cayman) LLP

Walkers (Cayman) LLP

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Schedule 1

LIST OF DOCUMENTS EXAMINED
1.The Certificate of Incorporation dated 29 August 1996, certificate of Incorporation on Change of Names dated 11 September 1996 and 16 May 1997, the Amended and Restated Memorandum and Articles of Association adopted on 2 June 2022 (the “Memorandum and Articles”) and Register of Directors as provided to us by the Company’s registered office in the Cayman Islands (the “Company Records”).
2.The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 8 June 2022.
3.Copies of the executed written resolutions of the Board of Directors of the Company dated 1 April 2022 and 8 June 2022 (the “Resolutions”).
4.The Form 8-K filed by the Company with the United States Securities and Exchange Commission on 2 June 2022 (File No. 333-07708).
5.The Registration Statement.
6.The Plan.
7.Such other documents as we have deemed necessary to render the opinions set forth herein.

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Schedule 2

ASSUMPTIONS
1.The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents reviewed are genuine and are those of a person or persons given power to execute the documents under the Resolutions. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.
2.We have relied upon the statements and representations of directors, officers, and other representatives of the Company as to factual matters.
3.The Memorandum and Articles of Association will be the memorandum and articles of association of the Company in force on the date of the issuance of the Shares.
4.The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.
5.The Company will receive consideration in money or money’s worth for each Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Share.
6.There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.
7.The Company Records are complete and accurate, and all matters required by law and the Memorandum and Articles of Association to be recorded therein are completely and accurately so recorded.
8.As at the date of the issuance of the Shares and all relevant times:
(a)the Company will have sufficient authorised but unallotted and unissued share capital to effect the issue of such Shares and the issuance of Shares will not exceed the authorised share capital of the Company;
(b)no corporate action, legal proceeding or other procedure or step has been taken by or against the Company in any jurisdiction in relation to the winding-up, dissolution, striking off, reorganisation, liquidation of the Company or any other action analogous to the foregoing; and
(c)the provisions of the Memorandum and Articles of Association relating to the issue of Shares will not have been altered, amended or restated in a way that would or might affect this opinion.
9.The Resolutions are and shall remain in full force and effect and have not been and will not be revoked or varied.
10.The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.
11.The Resolutions were duly adopted at duly convened meetings of the members of the Company and such meetings were held and conducted in accordance with the Memorandum and Articles.

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12.Each of the Registration Statement and the Plan have been or will be duly authorized, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).
13.All preconditions to the issue of the Shares under the terms of the Plan will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Plan.
14.There are no agreements, documents or arrangements (including any other agreement as contemplated by the Registration Statements) which would or might affect any of the opinions given herein.
15.There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any opinion given herein.

Schedule 3

QUALIFICATIONS
1.Section 38 of the Companies Act provides, inter alia, that every "person who has agreed to become a member of a company and whose name is entered on the register of members, shall be deemed to be a member of the company.".
2.Section 48 of the Companies Act provides that "The register of members shall be prima facie evidence of any matters by this Act directed or authorised to be inserted therein.".
3.Section 125 of the Companies Act provides that any transfer of shares, not being a transfer of shares with the sanction of the liquidator, and any alteration in the status of a Cayman Islands company’s members made after the commencement of a voluntary winding up is void.
4.Section 99 of the Companies Act provides that when a winding up order has been made, any disposition of a Cayman Islands company’s property and any transfer of shares or alteration in the status of a Cayman Islands company’s members made after the commencement of the winding up is, unless the Court otherwise orders, void.
5.The Court Register may not reveal whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not constitute a complete record of the proceedings before the Grand Court as at the Search Time including for the following reasons:
(a)it may not reveal whether any documents filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court;
(b)it may not reveal any originating process (including a winding up petition) in respect of the Company in circumstances where the Court has, prior to the issuance of such process, ordered that such process be anonymized upon issuance (whether on a temporary basis or otherwise);
(c)documents may have been removed from it, or may not have been placed on it, where an order has been made to that effect in a particular cause or matter; and
(d)it may not reveal any orders made ex parte on an urgent basis where the originating process is issued subsequently pursuant to an undertaking given to the Court at the time the order is made.
6.The Shares when issued pursuant to and in accordance with the Plan and any relevant award (which we not we have not reviewed) will be shares in the Company attracting all rights, privileges and obligations as set out in the Memorandum and Articles of the Company and we make no comment and provide no opinion on the contractual rights and obligation of the Company or any Participant (as defined in the Plan) under the Plan or any award.